EXHIBIT 21.1

SUBSIDIARIES of STAFF LEASING, INC. d/b/a GEVITY HR

The legal names of several subsidiaries were changed during 2001.

Name at January 1, 2001	Name at December 31, 2001
Staff Acquisition, Inc.	Staff Leasing, LLC
Staff Leasing, LP	Gevity HR, LP
Staff Leasing II, LP	Gevity HR II, LP
Staff Leasing III, LP	Gevity HR III, LP
Staff Leasing IV, LP	Gevity HR IV, LP
Staff Leasing V, LP	Gevity HR V, LP
Staff Leasing of Georgia, LP	Gevity HR VI, LP
Staff Leasing of Georgia II, LP	Gevity HR VII, LP
Staff Leasing of Georgia III, LP	Gevity HR VIII, LP
Staff Leasing of Texas LP	Gevity HR IX, LP
Staff Leasing of Texas II, LP	Gevity HR X, LP
P. S. of New Mexico, Inc.	P. S. of New Mexico, Inc.
Gevity HR ASO, LLC	Gevity HR ASO, LLC
Staff Insurance Corp.	Staff Insurance Corp.
Staff Insurance, Inc.	Staff Insurance, Inc.

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